EXHIBIT 99.1
Contacts:	Daniel Francisco	Mark Miller
	Micron Technology	Numonyx B.V.
	(208) 368-5584	916-380-2090
	dfrancisco@micron.com	mark.miller@numonyx.com

	Chuck Mulloy	Tom Ludwig
	Intel Corporation	Francisco Partners
	408-765-3484	415-418-2930
	cmulloy@intel.com	ludwig@franciscopartners.com

MICRON ANNOUNCES AGREEMENT TO ACQUIRE NUMONYX

Transaction Broadens Product Portfolio, Expands Manufacturing
and Development Scale and Increases Customer Reach

BOISE, Idaho, and GENEVA, Feb. 9, 2010 – Micron Technology, Inc. (NASDAQ: MU), and Numonyx Holdings B.V. announced today that the companies have signed a definitive agreement under which Micron has agreed to acquire privately held Numonyx in an all-stock transaction valuing Numonyx at approximately $1.27 billion USD.

Under the terms of the agreement, Micron will issue 140 million Micron common shares to Numonyx shareholders, Intel Corporation, STMicroelectronics, N.V. and Francisco Partners. Up to 10 million additional Micron common shares will be issued ratably to Numonyx shareholders to the extent the volume weighted average price of Micron shares for the 20 trading days, ending two days prior to the close of the transaction, ranges between $7.00 and $9.00 per share.

The transaction further strengthens Micron’s position as one of the world’s leading memory companies, with a broad portfolio of DRAM, NAND and NOR memory products and strong expertise in developing and supporting memory system solutions. Micron would also gain increased manufacturing scale globally and access to Numonyx’s customer base, providing significant opportunities to increase multi-chip offerings in the embedded and mobile markets.

“Acquiring Numonyx brings together two memory leaders and positions Micron to offer the most comprehensive, cost-competitive solutions in the industry to a broad range of customers and end-markets,” said Steve Appleton, Chairman and CEO of Micron.  “We believe the opportunity for Numonyx to join with Micron will deliver a clear advantage for our customers and our employees,” said Brian Harrison, President and CEO of Numonyx. “This announcement is a strong testimony to the value of Numonyx technologies, products and people. The result will be a strong company that can best serve our target market segments and customers by delivering enhanced memory solutions, strength and scale. It is good for Numonyx and good for Micron.”

Micron currently estimates that the transaction would be accretive to the company on both free-cash flow and non-GAAP earnings beginning fiscal year 2011. In addition, it is anticipated that the Numonyx balance sheet will be debt-free following closing.

The transaction is subject to regulatory review and other customary closing conditions and is currently anticipated to close within three to six months.

Conference Call Details
Micron will host a conference call today at 6:00 p.m. MST to discuss the transaction. The call, audio and slides will be available online at http://www.micron.com/investors/conference. A webcast replay will be available on the company’s web site until Feb. 9, 2011. Information regarding the taped audio replay of the conference call will also be available on www.micron.com beginning at 9:00 p.m. MST.

About Micron
Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

About Numonyx
Numonyx provides a full complement of integrated NOR, NAND, RAM and Phase Change non-volatile memory technologies and products to meet the increasingly sophisticated needs of customers in the cellular, data and embedded markets. Numonyx is dedicated to providing high density, low power memory technologies and packaging solutions to a global base of customers. Additional information about Numonyx is available at www.numonyx.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the impact of the acquisition on Micron’s results and operations and the timing of the closing. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.